Exhibit (a)(1)(J)

FOR IMMEDIATE RELEASE


                ACQUISITION OF SYBRON CHEMICALS INC. CLEARED BY
                       THE GERMAN FEDERAL CARTEL OFFICE


          PITTSBURGH, October 4, 2000--Bayer Corporation of Pittsburgh, announced today that the German Federal Cartel Office has completed its review under German antitrust laws and has cleared the tender offer by Bayer Corporation's wholly owned subsidiary, Project Toledo Acquisition Corp., for all outstanding shares of common stock of Sybron Chemicals Inc.

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         Bayer Corporation, Mark A. Ryan, Tel.: 412-777-2500